News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for July 2025

DALLAS, Texas, July 21, 2025 Argent Trust Company, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today reported that it will not declare a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) due to excess production costs for the Trust’s subject interests (“Subject Interests”) during the production month of May 2025, as well as continued low natural gas pricing. Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period. The balance of cumulative excess production costs is currently approximately $15,931,801 gross ($11,948,851 net to the Trust), an increase in the deficit of $1,163,861 gross ($872,896 net to the trust) from last month’s reporting period. Hilcorp will continue to charge the balance of excess production costs to the Trust’s net proceeds each month. Until the balance is paid in full, the Trust will not receive royalty income as all net proceeds will be applied to the balance of excess production costs. No cash distributions will be made by the Trust until future net proceeds are sufficient to repay the balance of excess production costs, replenish a reserve in the amount of $2,000,000, and repay the Line of Credit (as defined below) in full.

Hilcorp reported $3,935,783 of total revenue from the Subject Interests for the production month of May 2025, consisting of $3,771,676 of gas revenues and $164,107 of oil revenues. For the Subject Interests, Hilcorp reported $5,099,644 of production costs (excluding the balance of excess production costs) for the production month of May 2025, consisting of $2,662,528 of lease operating expenses, $442,393 of severance taxes, and $1,994,723 of capital costs.

Based upon information provided to the Trust by Hilcorp, gas volumes for the Subject Interests for May 2025 totaled 2,323,516 Mcf (2,581,684 MMBtu), as compared to 2,349,703 Mcf (2,610,782 MMBtu) for April 2025. Dividing gas revenues by production volume yielded an average gas price for May 2025 of $1.62 per Mcf ($1.46 per MMBtu), a decrease of $0.25 per Mcf ($0.23 per MMBtu) as compared to the average gas price for April 2025 of $1.87 per Mcf ($1.69 per MMBtu).

This month’s Trust administrative expenses totaled $19,784. The decrease in administrative expenses was attributable to differences in timing of the receipt and payment of certain expenses by the Trust. Interest income received by the Trust in the amount of $160 will be applied to cover a portion of this month’s Trust administrative expenses.

Pursuant to the Amended and Restated Royalty Trust Indenture, dated December 12, 2007 (as amended on February 15, 2024, by the First Amendment to the Amended and Restated Royalty Trust Indenture), the Trustee is authorized to retain, in its sole discretion, a cash reserve for payment of Trust liabilities that are contingent or uncertain or otherwise not currently due and payable. To cover Trust expenses during any period of revenue shortfall, which has resulted and may continue to result from lower commodity prices and increased capital expenditures and lease operating expenses under Hilcorp’s 2024 capital project plan for the Subject Interests, the Trustee increased the cash reserves in March and April of 2024, such that total cash reserves were $1.8 million as of April 30, 2024. Interest income and cash reserves were utilized to pay Trust administrative expenses each month from May 2024 through June of 2025. As of June 30, 2025, the balance of cash reserves maintained by the Trustee was $32,747.

On May 21, 2025, the Trust entered into a promissory note (the “Note”) to establish a line of credit (the “Line of Credit”) in the amount of $2,000,000 with Texas Bank, together with a mortgage to secure that Note. The Line of Credit is intended to cover the Trust’s administrative expenses until the Trust receives royalty income in amounts sufficient to (a) repay the balance of excess production costs accrued as a result of Hilcorp San Juan L.P.’s drilling of two new horizonal wells in 2024, (b) replenish a reserve in the amount of $2,000,000, and (c) repay the principal due under the Note, after which time, the Trust will resume distributions of the net profits income to the holders of the Trust’s units of beneficial interest.

On July 18, 2025, cash reserves in the amount of $1,059 were utilized to pay interest accrued on the Line of Credit, such that the balance of cash reserves maintained by the trust is $31,688.

Interest income in the amount of $160 and a draw of $18,565 from the Trust’s Line of Credit at Texas Bank will be used to pay the balance of Trust administrative expenses for the month of July.

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by the Trust’s professional consultants and outside counsel to analyze compliance with all the underlying operative Trust agreements and evaluate potential remedies in the event there is suspected non-compliance.

As of July 21, 2025, the Trust will self-publish press releases on its website, www.sjbrt.com, and the release will not be included in any wire distribution, which has been the normal procedure for each monthly press release through June 20, 2025. The self-publication is due to the depletion of the Trust’s cash reserves and conservation of the line of credit resources. The trust will self-publish press releases until such time as the cash reserves have been replenished and increased to $2.0 million. The Trust will continue to furnish unitholders with information through its website and Form 8-K filings with the Securities and Exchange Commission, which are available at www.sec.gov.

Forward Looking Statements. Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact: San Juan Basin Royalty Trust

Argent Trust Company, Trustee

Nancy Willis, Director of Royalty Trust Services

Toll-free: (855) 588-7839

Fax: (214) 559-7010

Website: www.sjbrt.com

Email: trustee@sjbrt.com